Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
of PAREXEL International Corporation:
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the registration of 1,000,000 shares of PAREXEL International Corporation common stock, of our reports dated August 26, 2005, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation, PAREXEL International Corporation’s management assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PAREXEL International Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Boston, Massachusetts
February 9, 2006